Exhibit 99.2
AMENDMENT NO. 1 TO THE
2019 ENTERGY CORPORATION OMNIBUS INCENTIVE PLAN

This Amendment No. 1 (“Amendment”) to the 2019 Entergy Corporation Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), is made this 5th day of May, 2023. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

WHEREAS, Section 13 of the Plan permits the Board to amend the Plan, subject, in the case of amendments requiring shareholder approval under the rules of any securities exchange on which the Common Stock may then be listed, to the approval by the Company’s shareholders of such amendment;

WHEREAS, on January 27, 2023, the Board approved an amendment to the Plan to increase the number of shares of Common Stock available for grant under the Plan and to extend the term of the Plan, subject to the approval by the Company’s shareholders; and

WHEREAS, this Amendment was submitted for approval to, and was approved by, the Company’s shareholders at the 2023 Annual Meeting of the Shareholders on May 5, 2023 (the “Effective Date”).

NOW, THEREFORE, pursuant to Section 13 of the Plan, the Plan is hereby amended as follows, effective as of the Effective Date:

1.    Section 4(a) of the Plan is amended and restated to read in its entirety as follows:

“Subject to Section 5, the number of shares of Common Stock that are reserved and available for issuance pursuant to Awards granted under the Plan shall be equal to 12,200,000 shares; provided that shares of Common Stock issued under the Plan with respect to an Exempt Award shall not count against such share limit.”

2.    Section 20 of the Plan is amended and restated to read in its entirety as follows:

“No Award shall be granted pursuant to the Plan on or after January 27, 2033, but Awards theretofore granted may extend beyond that date.”

3.     Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment to the 2019 Entergy Corporation Omnibus Incentive Plan, effective as of the Effective Date.

ENTERGY CORPORATION

By: /s/ Kathryn Collins
Name: Kathryn Collins
Title:      Senior Vice President and Chief Human Resources Officer